EXHIBIT 11

Computation of Earnings per Share
(dollars in thousands, except shares and per share data)


                                                   For the Nine Months     For the Three Months
                                                    ended September 30      ended September 30
                                                   -------------------     --------------------
                                                      1997       1996         1997       1996
                                                   ---------  ---------    ---------  ---------
PRIMARY:

Average shares outstanding                         3,684,104  3,684,104    3,684,104  3,684,104

Impact of Treasury Shares                             34,692     19,506       41,584     22,835
                                                   ---------  ---------    ---------  ---------
Total                                              3,649,412  3,664,598    3,642,520  3,661,269
                                                   =========  =========    =========  =========

Net Income                                            $4,761     $4,759       $1,668     $1,743
                                                   =========  =========    =========  =========

Preferred Stock Dividends                             $1,058       $852         $352       $360
                                                   =========  =========    =========  =========
Net Income Available to
Common Shareholders                                   $3,703     $3,907       $1,316     $1,383
                                                   =========  =========    =========  =========
Earnings Per Share
Applicable to Common Stock                             $1.01      $1.07         $.36       $.38
                                                   =========  =========    =========  =========
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